EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated August 22, 2007, and is entered into between Foamex International Inc., a Delaware corporation and its primary operating subsidiary Foamex L.P. (together with their subsidiaries, successors and assigns, collectively the “Company”), and James B. Gamache (“Executive”).

WHEREAS, the Company desires to employ Executive as its Executive Vice President, Sales/Supply Chain and Executive is willing to accept such employment; and

WHEREAS, Executive and the Company desire to set forth the terms and conditions of Executive’s employment with the Company in this Agreement.

NOW, THEREFORE, the parties hereby agree:

ARTICEL I.

Employment, Duties and Responsibilities

1.1    Employment. During the Term (as defined in Section 2.1 hereof), Executive shall be employed as the Executive Vice President, Sales/Supply Chain of Foamex International Inc. and Foamex L.P. and shall report directly to the Chief Executive Officer or, if determined by the Chief Executive Officer, the President or Chief Operating Officer of the Company. Executive agrees to devote his full business time and efforts to promote the interests of the Company. Nothing herein, however, shall preclude Executive from devoting a portion of his time and efforts (and retaining remuneration, if any, for such services) to (i) his personal and family affairs and investments, (ii) charitable, educational, civic and political activities, or (iii) service on the boards of other for-profit and not-for-profit entities, in each case so long as such activities do not materially interfere with the performance of his duties hereunder; and further provided that with respect to serving on the board of any for-profit entity, Executive shall have obtained the prior consent of the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, the Board has approved Executive’s service on the board of directors of Thermadyne Holdings Corporation (the “Thermadyne Board”). However, if the Board determines that Executive’s continued service on the Thermadyne Board materially interferes with the performance of his duties hereunder, and Executive is required to resign (or reduce his involvement) on the Thermadyne Board or in any activities permitted pursuant to clause (ii), (iii) and (iv) hereunder because such activities materially interfere with the performance of his duties hereunder, Executive shall so resign (or reduce his involvement) as soon as he can practicably do so without violating any fiduciary duty he may have to any other entity. For purposes of clarification, the parties acknowledge and agree that the Company has not requested, required or promoted Executive’s service on the Thermadyne Board.

1.2    Duties and Responsibilities. During the Term, Executive shall have such duties, responsibilities and authorities commensurate with his position as Executive Vice President,

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Sales/Supply Chain and as may be assigned to Executive from time to time by the Chief Executive Officer or President or Chief Operating Officer, if applicable, consistent with Executive’s position.

1.3    Principal Work Location. During the Term, Executive shall perform his duties at the principal executive offices of the Company in Linwood, Pennsylvania, except for any required business travel in connection with the performance of his duties hereunder.

ARTICLE II.

Term of Employment

2.1	Term.

(a) The “Initial Term” of Executive’s employment under this Agreement shall commence on August 22, 2007 (the “Effective Date”) and shall continue through the close of business on the second anniversary of the Effective Date (the “Scheduled Expiration Date”), unless sooner terminated in accordance with Section 5 below. Executive’s employment hereunder shall be automatically extended on the terms and conditions set forth herein for an additional one-year period commencing on the Scheduled Expiration Date (each a “Renewal Term” and collectively “Renewal Terms”), unless either party hereto gives written notice to the other party of its or his election not to so extend Executive’s employment hereunder at least 45 days prior to the Scheduled Expiration Date or the expiration date of any Renewal Term. The period during which Executive is employed pursuant to this Agreement (including the Initial Term and the Renewal Terms) shall be referred to as the “Term.”

(b) Executive represents and warrants to the Company that as of the Effective Date (i) neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other written agreement to which he is a party or by which he is bound; and (ii) except for obligations to maintain confidentiality of certain information relating to previous employers which will not unreasonably interfere with the performance of his duties hereunder, there are no written agreements by which he is currently bound which would prevent him from performing his duties hereunder.

(c) Foamex International Inc. and Foamex L.P. each represent and warrant to Executive that (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on its behalf is duly authorized to do so, and (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound.

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ARTICLE III.

Compensation and Expenses

3.1    Salary, Bonuses and Benefits. During the Term, Executive shall be entitled to the following:

(a) Salary. The Company shall pay Executive a base salary during the Term at a rate of $395,000 per annum (“Base Salary”), payable in accordance with the normal payment procedures of the Company (but in no event less frequently than semi-monthly) and subject to such withholdings and other normal employee deductions as may be required by applicable law. The Board or a committee thereof shall review the Base Salary annually for increase (but not decrease), and may in its discretion increase the Base Salary or retain the then-current Base Salary following any such review. For purposes of this Agreement, after any increase to the Base Salary, the term “Base Salary” shall mean such increased amount.

(b) Benefits. Executive shall participate during the Term in such 401(k), pension, supplemental executive retirement plan, life insurance, health, disability and major medical insurance plans, and in such other senior executive officer benefit and perquisite plans, programs or policies, as may be maintained from time to time by the Company or its affiliates during the Term, in each case on a basis no less favorable to Executive than the basis generally provided to other similarly-situated senior executive officers of the Company and subject to the terms and provisions of such plans, programs or policies. During the Term, the Company shall pay Executive a car allowance of $1,200 per month, payable in accordance with the Company’s practices for other senior executive officers of the Company.

(c) Bonus. During the Term, Executive shall be eligible to earn bonus awards in accordance with the incentive programs in effect for such performance year based on a target bonus opportunity of 55% of Base Salary (“Target Bonus”). The bonus for each year (“Annual Bonus”) shall be based upon the attainment of Company performance targets for the applicable fiscal year, as measured against a written set of reasonable performance criteria established by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and communicated to Executive for such fiscal year. If the performance criteria established for the relevant year are met, Executive shall be paid an Annual Bonus equal to no less than the Target Bonus. The Annual Bonus shall be awarded pursuant to the Company’s annual bonus plan for the calendar year in question (the “Bonus Plan”) and except as otherwise provided for herein, shall be subject to the terms and conditions of the Bonus Plan. The Board or the Compensation Committee will review the target bonus opportunity as a percentage of Base Salary annually and may in its discretion increase the target bonus opportunity as deemed appropriate by the Board or

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the Compensation Committee, but may not decrease such target bonus opportunity without Executive’s prior written consent; provided, that, by written notice to Executive on or before the forty-fifth day preceding the Scheduled Expiration Date of the Initial Term, the Board or Compensation Committee may decrease the target bonus opportunity for the next fiscal year after 2009 without Executive’s written consent (any such decrease, together with any decrease consented to by Executive in writing, a “Permitted Decrease”). For purposes of this Agreement, after any permitted adjustment hereunder, “Target Bonus” shall mean such adjusted amount. Any Annual Bonus shall be paid in cash and at the same time as bonuses are generally paid to other senior executive officers of the Company, but in no event later than March 15th of the year following the end of the applicable performance period. Notwithstanding the foregoing, Executive shall be entitled to receive an Annual Bonus for fiscal year 2007 in accordance with the 2007 Foamex Salaried Incentive Plan and shall be entitled to receive such other incentive compensation as the Board or the Compensation Committee may, in its sole discretion, award. The 2007 Bonus may be prorated based on time of service during the second half of the year.

(d) From time to time, at the discretion of the Board or the Compensation Committee, Executive will be entitled to participate in the Company’s equity plans and programs for senior executive officers of the Company on a basis that is consistent with the basis upon which any other similarly-situated senior executive officer participates. On the Effective Date, or as soon as reasonably practicable thereafter, but in no case, later than forty-five (45) days following the Effective Date, the Board or Compensation Committee will: (i) grant to Executive options to purchase 12,472 shares of common stock of the Company pursuant to the Foamex International Inc. 2007 Management Incentive Plan (“2007 Award”); and (ii) award to Executive 8,327 Shares of restricted stock pursuant to the 2007 Management Incentive Plan (collectively referred to as “2007 Equity Awards”). All terms and conditions of the 2007 Equity Awards shall be as set forth in the 2007 Management Incentive Plan (the “MIP”) and the applicable award agreement for the 2007 Equity Awards. The 2007 Equity Awards shall be granted pursuant to the form of award agreement which, together with the MIP, are attached hereto as Exhibit A.

(e) Vacation. Executive shall be entitled to a paid vacation of not less than four (4) weeks per calendar year during the Term, in accordance with Company policy (but not necessarily consecutive vacation weeks) for senior executive officers during the Term. The vacation entitlement for 2007 will be prorated based on time of service during said calendar year.

3.2    Expenses. The Company will promptly reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time during the Term.

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ARTICLE IV.

Exclusivity, Etc.

4.1	Exclusivity.

(a) Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Except as set forth in Section 1.1 hereof, Executive agrees that he will devote his full business time, care and attention and use his reasonable best efforts to perform his duties, responsibilities and obligations during the Term. Executive agrees that all of his activities as an employee of the Company shall be in substantial conformity with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

(b) Executive agrees that during the Term he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company, except as permitted in Section 4.2 and Section 1.1.

4.2    Other Business Ventures. Executive agrees that during the Term, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any such entity.

4.3	Confidentiality; Non-competition.

(a) Executive agrees that he will not, at any time during or after the Term, other than in the ordinary course of performing his duties for the Company, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. Executive’s obligation under this Section 4.3(a) shall not apply to any information which (i) is known publicly (including information known publicly within the relevant trade or industry); (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to Executive prior to his receipt of such information from the Company, as evidenced by written records of Executive; or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Company. Executive agrees not to remove from the premises of the Company, except as a director or an employee of the Company in the performance of his duties for the Company and its affiliates or except as specifically

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permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his employment hereunder, Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him; provided, however, that nothing herein shall prevent Executive from retaining (i) his papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of his business expenses, (iii) information that is necessary for tax purposes, and (iv) copies of plans, programs, policies and agreements relating to his employment, or termination thereof, with the Company and its affiliates. Anything herein or elsewhere to the contrary notwithstanding, the provision of this Section 4.3(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement between the parties, including, without limitation, the enforcement of such agreements.

(b)  If Executive’s employment is terminated for any reason during the Term other than for Cause, Executive shall not for a period of (i) two years from the date of such termination if such termination occurs prior to the first anniversary of the Effective Date or (ii) one year from the date of such termination if such termination occurs at any time on or after the first anniversary of the Effective Date, directly or indirectly, whether as an employee, consultant, independent contractor, partner, or joint venturer (A) perform any services for a competitor which has material operations which directly compete with the Company in the sale of any products sold by the Company at the time of the termination of Executive’s employment (“Competitive Business”); (B) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person’s contract of employment or agency, as the case may be, with the Company; or (C) divert, or attempt to divert, any person, concern, or entity from doing business with the Company, nor will he solicit or cause any other person or entity to solicit any person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding anything herein to the contrary, this Section 4.3(b) shall not prevent Executive from: (i) acquiring securities representing not more than 1% of the outstanding voting securities of any entity; or (ii) obtaining employment in the transportation industry for an entity that is not engaged in a Competitive Business (for purposes of this sentence, the term “Competitive Business” excludes subsidiaries of Foamex International Inc. or Foamex L.P. for which Employee had no involvement in the business, operations, products/product marketing or sales) or for a division, subsidiary or affiliate of an entity that engages in a Competitive Business, provided that (a) the division, subsidiary or affiliate which

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employs Executive is not itself engaged in a Competitive Business, and (b) Executive does not provide services to, or have any responsibilities regarding, the Competitive Business.

(c) In the event of any conflict between the provisions of this Section 4.3 and the provisions of any other Company agreement, plan, policy, program or arrangement, whether entered into before, on or after the date of this Agreement, the provisions of this Section 4.3 shall control, unless Executive has expressly agreed in writing that the conflicting provision will override or amend this Section 4.3.

ARTICLE V.

Termination

5.1    Termination by the Company. The Company shall have the right to terminate Executive’s employment at any time, with or without “Cause,” subject to the specific contractual obligations of the Company to Executive described herein. For purposes of this Agreement, “Cause” shall mean (i) substantial and continued willful failure by Executive to perform his duties hereunder which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure is not cured (if curable) by Executive within 60 days after written notice of such failure is delivered to Executive by the Company, (ii) gross misconduct relating to the performance of Executive’s duties for the Company and its affiliates, including, without limitation, embezzlement, fraud, or misappropriation of the Company’s property, (iii) the conviction of, or entry of a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, or (iv) any material breach by Executive of any material obligation to the Company or any of its affiliates under Sections 4.1(b), 4.2 or 4.3, which breach is not cured (if curable) by Executive within 60 days after written notice of such failure is delivered to Executive by the Company. Anything herein to the contrary notwithstanding, Executive shall not be terminated for “Cause” within the meaning of clauses (i), (ii) or (iv) unless he receives written notice from the Company stating the basis for such termination and there is a majority vote of all non-employee members of the Board to terminate him for Cause. The Company’s decision under Section 2.1 to not extend the Term of this Agreement shall be considered a termination of Executive’s employment without Cause with such termination taking effect on the last day of the Term.

5.2    Death. In the event Executive dies during the Term, Executive’s employment under this Agreement shall automatically terminate, such termination to be effective on the date of Executive’s death.

5.3    Disability. In the event that Executive shall suffer a Disability (as defined below), the Company or Executive shall have the right to terminate Executive’s employment under this Agreement, such termination to be effective upon the giving of notice thereof to the other party

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in accordance with Section 6.5 hereof. For purposes of this Agreement, the term “Disability” means Executive is receiving long-term disability benefits under the Company’s plan(s) or, if there is no such plan, a physical or mental condition which has prevented Executive from performing satisfactorily his duties hereunder for a period of at least 90 consecutive days in any 365 day period or 120 non-consecutive days within any 365 day period as determined by a medical doctor mutually agreeable to Executive and the Company. If the parties cannot agree on a medical doctor, Executive and the Company shall each chose a medical doctor and the two medical doctors shall chose a third medical doctor, who shall be the approved “medical doctor” for this purpose.

5.4    Termination by Executive with or without Good Reason. Executive may terminate his employment hereunder at any time, with or without Good Reason; provided that any termination by Executive of his employment under this Agreement for Good Reason shall not be effective unless Executive has provided notice to the Company of the event giving rise to Good Reason no later than 90 days after the date the event occurs or, if later, the date Executive learns (or should have learned) of such event. Each of the following will constitute Good Reason for purposes of this Agreement, unless otherwise agreed to in writing by Executive: (i) Foamex International Inc. sells, leases or otherwise transfers all or substantially all of its assets and that of its subsidiaries (including, without limitation, Foamex L.P.) to an entity which has not, as of the date of such transaction, either assumed the Company’s obligations under this Agreement or entered into a new employment contract which is mutually satisfactory to Executive and such entity; (ii) a material diminution occurs in the duties, responsibilities or authorities of Executive as Executive Vice President, Sales/Supply Chain of the Company that is not cured within 15 days after written notice of the same is received by the Company; (iii) the failure to pay compensation required hereunder and such failure is not cured within 15 days after written notice of the same is received by the Company; (iv) any change in the reporting structure so that Executive reports to someone other than the Chief Executive Officer, President or Chief Operating Officer; (v) following a Change in Control (as defined in Section 6.1 hereof), the principal executive offices of the Company are moved to a location more than fifty (50) miles from its location immediately prior to the Change in Control; (vi) any decrease in Executive’s Base Salary or Target Bonus opportunity, other than a Permitted Decrease in Executive’s Target Bonus; or (vii) any material breach by the Company, or any of its affiliates, of any material obligation to Executive under this Agreement. Anything herein to the contrary notwithstanding, Executive shall not terminate for “Good Reason” within the meaning of clauses (i), (iv), (v), (vi) or (vii), unless the Executive has notified the Board of the actions or failures to act giving rise to Good Reason, and such actions or failures, if capable of being cured, shall not have been cured by the Company within 60 days of the receipt of such notice.

5.5	Effect of Termination.

(a) In the event of termination of Executive’s employment for any reason, the Company shall pay or provide Executive (or his beneficiary or, if he has not selected a

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beneficiary, his estate, in the event of his death) (i) any Base Salary or other compensation earned but not paid to Executive prior to the effective date of such termination, (ii) any business expenses that remain unreimbursed as of the date of termination and (iii) any payments, benefits, or entitlements which are vested, fully and unconditionally earned or due pursuant to this Agreement or any Company plan, policy, program or arrangement or other agreement (clauses (i) through (iii), “Accrued/Other Obligations”). Except as specifically set forth herein with respect to the equity awarded to Executive in 2007 (the “2007 Equity Awards”), Executive’s outstanding equity awards will be treated in accordance with the terms of the applicable plans and award agreements governing such awards.

(b) In the event of a termination of Executive’s employment during the Initial Term by Executive for Good Reason or by the Company for reasons other than for Cause, death or Disability, Executive shall, subject to the effectiveness of his execution of a release and waiver in the form attached hereto as Exhibit B, be entitled to:

(i)     a cash amount, payable in twenty (24) equal monthly installments following the date of Executive’s termination of employment in accordance with the Company’s regular payroll practices, equal to two times the sum of (i) Executive’s Base Salary, plus (ii) Executive’s Target Bonus; provided, that, if on the date of termination Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then no installment payments will be made during the six-month period following the date of termination and instead, on the six-month anniversary of the date of termination of Executive’s employment, Executive will receive a cash payment equal to the amount that would have been paid to Executive during the preceding six-months had such payments not been required to be delayed as a payment to a “specified employee” under Section 409A of the Code, and (ii) from and after the six-month anniversary of the date of termination, the remainder will be paid to Executive in installments in accordance with the Company’s regular payroll practices continuing through the second anniversary of the date of termination of employment;

(ii)    payment of an Annual Bonus in cash for the year of termination, determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days Executive was employed during the performance year in which the date of termination occurs and the denominator of which is 365 (“Pro-Rata Bonus”) in a lump-sum at such time as such Annual Bonus is generally paid to other senior executives of the Company; and

(iii)   accelerated vesting of the portion of Executive’s 2007 Equity Awards that would have otherwise vested during the one year period commencing on the date of the termination of Executive’s employment with the Company , with any such 2007 Equity Awards that are vested stock options remaining exercisable for the lesser of the period ending on the six (6) month anniversary of the last day of the fiscal quarter in

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which Executive’s employment with the Company terminates and the remainder of their original terms (it being understood that in the event of any discrepancy between this provision and the terms and conditions of the MIP and applicable grant agreements for the 2007 Equity Awards, this provision shall prevail); and

(iv)   continued participation for Executive and his eligible dependents under the Company’s medical and dental plans in accordance with Section 3.1(b) at the same cost Executive was paying as an employee during the twenty-four (24) month period commencing on the date Executive’s employment is terminated. Upon the expiration of such 24-month period, Executive shall be eligible to elect medical and/or dental continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(c) In the event a termination of Executive’s employment during the Term by Executive for Good Reason or by the Company for reasons other than for Cause, death or Disability at any time on or after the Scheduled Expiration Date in addition to any Accrued/Other Obligations, Executive shall, subject to the effectiveness of his execution of a release and waiver in the form attached hereto as Exhibit B, be entitled to:

(i)     a cash amount, payable in twelve (12) equal monthly installments following Executive’s termination of employment in accordance with the Company’s regular payroll practices, equal to the sum of (i) Executive’s Base Salary, plus (ii) Executive’s Target Bonus (it being understood that if Executive’s employment is so terminated after December 31, 2009 and there has been a Permitted Decrease (other than any such decrease that Executive has agreed to in writing prior to such decrease), the Target Bonus as used herein will mean the Target Bonus in effect immediately prior to the Scheduled Expiration Date); provided, that, if on the date of termination Executive is a “specified employee” within the meaning of Section 409A of the Code, then no installment payments will be made during the six-month period following the date of termination and instead, on the six-month anniversary of the date of termination of Executive’s employment, Executive will receive a cash payment equal to the amount that would have been paid to Executive during the preceding six-months had such payments not been required to be delayed as a payment to a “specified employee” under Section 409A of the Code, and (ii) from and after the six-month anniversary of the date of termination, the remainder will be paid to Executive in installments in accordance with the Company’s regular payroll practices continuing through the anniversary of the date of termination of employment; payment of a Pro-Rata Bonus in a lump-sum at such time as such Annual Bonus is generally paid to other senior executives of the Company;

(ii)    accelerated vesting of the portion of Executive’s 2007 Equity Awards that would have otherwise vested during the one-year period following the date of the termination of Executive’s employment with the Company, with any such 2007 Equity

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Awards that are vested stock options Awards remaining exercisable for the lesser of the period ending on the six (6) month anniversary of the last day of the fiscal quarter in which Executive’s employment with the Company terminates and the remainder of their original terms (it being understood that in the event of any discrepancy between this provision and the terms and conditions of the MIP and applicable grant agreement for the 2007 Equity Awards, this provision shall prevail); and

(iii)   continued participation for Executive and his eligible dependents under the Company’s medical and dental plans in accordance with Section 3.1(b) at the same cost Executive was paying as an employee during the twelve (12) month period commencing on the date Executive’s employment is terminated. Upon the expiration of such 12-month period, Executive shall be eligible to elect medical and/or dental continuation coverage under the provisions of the COBRA.

(d) In the event Executive’s employment is terminated on account of death or Disability (as defined in Section 5.3 hereof), in addition to any Accrued/Other Obligations, Executive (or his beneficiary or, if he has not selected a beneficiary, his estate, in the event of his death) shall be entitled to:

(i)     a Pro-Rata Bonus for the year of termination in a lump-sum at such time as such Annual Bonus is generally paid to other senior executives of the Company;

(ii)    continued participation for Executive (in the case of Disability) and his eligible dependents under the Company’s medical and dental plans in accordance with Section 3.1(b) at the same cost Executive was paying as an employee during the twelve (12) month period commencing on the date Executive’s employment is terminated. Upon the expiration of such 12-month period, Executive (or his eligible dependents, as the case may be) shall be eligible to elect medical and/or dental continuation coverage under the provisions of COBRA; and

(iii)   accelerated vesting of the portion of the 2007 Equity Awards that would have vested during the one-year period following the date of the termination of Executive’s employment with the Company, with any such 2007 Equity Awards that are vested stock options Awards remaining exercisable for the lesser of one year following such termination and the remainder of their original terms (it being understood that in the event of any discrepancy between this provision and the terms and conditions of the MIP and applicable grant agreement for the 2007 Equity Awards, this provision shall prevail);

5.6    Full Settlement; Payment Date. Except as specifically provided in this Agreement, Executive shall have no rights to compensation or benefits upon or after termination of employment except as may be specifically provided under the Company’s employee benefit plans. All payments due under Section 5.5(a)(iii) shall be paid in accordance with the applicable plan, policy, program, arrangement or other agreement, and for any termination covered by

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Section 5.5(b) hereof which occurs during the period from the occurrence of a Change in Control (as defined in Section 6.1) through the second anniversary of such Change in Control (as defined in Section 6.1), 50% of the severance in Section 5.5(b)(i) shall be paid to Executive in a lump-sum no later than 30 days following the date of Executive’s termination of employment, and the remainder shall be paid in equal monthly installments during the twelve month period following such termination of employment, as applicable.

5.7	Obligations Absolute; Withholding.

(a) The obligations of the Company under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation (i) Executive’s receipt of compensation and benefits from another employer in the event that Executive accepts new employment following the termination of his employment under this Agreement, or (ii) any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries or affiliates may have against Executive or anyone else.

(b) All payments to Executive under this Agreement may be reduced by applicable withholding by federal, state or local law.

ARTICLE VI.

Miscellaneous

6.1    Change in Control Protections. Upon the occurrence of a Change in Control (as defined below), Executive’s outstanding equity and long-term incentive awards shall immediately vest (and not be subject to forfeiture for any reason) in a manner to enable Executive to fully participate in the Change in Control transaction and, to the extent any vested stock options granted on or after the Effective Date survive such Change in Control, shall thereafter remain exercisable in accordance with their original terms (including termination in connection with a termination of Executive’s employment with the Company). Executive shall also be entitled to the benefits and payments as set forth on Exhibit C attached hereto. For purposes of this Agreement, including Exhibit C attached hereto, “Change in Control” shall mean the occurrence, after the consummation of the transactions contemplated by the Reorganization Plan, of any of the following events:

(i)     the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of “beneficial ownership” (as defined below) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally

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in the election of directors (the “Outstanding Company Voting Securities”); provided, that beneficial ownership by any of D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Par IV Master Fund, Ltd, Sigma Capital Associates, LLC, Sunrise Partners Limited Partnership, or any of their respective affiliates shall not be taken into account in the numerator for purposes of determining whether the limit set forth above has been exceeded and, provided further that for purposes of this clause (i) the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company or any corporation controlled by the Company; (3) any acquisition by any corporation pursuant to a transaction which complies with (A), (B) and (C) of clause (iii) of this Section 6.1;

(ii)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)   The consummation of a recapitalization, restructuring, exchange of equity for debt or debt for equity or a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Transaction”), in each case, unless, following such Business Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners (as defined below), respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Transaction; or

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(iv)   The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this Section 6.1, “beneficial ownership” or “beneficial owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition; provided, however, that such Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, a merger agreement, or similar agreement, until the consummation of the transaction contemplated by such agreement.

6.2    No Mitigation. Executive shall not be required to mitigate damages resulting from his termination of employment.

6.3    Indemnification/D&O Liability Insurance. The Company agrees before, during and after the Term to indemnify and hold harmless Executive (and advance him expenses) to the fullest extent permitted by the Company’s or any affiliates’ articles of incorporation and/or by-laws, which for Foamex International Inc. shall be the articles and by-laws as in effect as of the Effective Date (unless such documents are amended in a manner favorable to Executive, in which case Executive shall be afforded the benefits of such amendment), or if greater, in accordance with applicable law for actions or inactions of Executive as an officer, director, employee or agent of the Company or any affiliate or as a fiduciary of any benefit plan of any of the foregoing or as otherwise set forth in the applicable document. The Company also agrees to provide Executive with directors’ and officers’ liability insurance coverage both during and, with regard to matters occurring during, employment or while serving as a director of the Company or any affiliate, which coverage will be at a level at least equal to the level being maintained at such time for the then current officers and directors and shall continue until such time as suits can no longer be brought against Executive as a matter of law.

6.4	Benefit of Agreement; Assignment; Beneficiary.

(i)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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(ii)    No rights or obligations of Executive hereunder may be assigned or transferred by Executive, without the prior written consent of the Company, except to the extent permitted under any applicable plan, policy, program, arrangement of, or other agreement with, the Company or its affiliates or by will or operation of law. No rights or obligations of Foamex International Inc. or Foamex L.P. under this Agreement may be assigned by either entity, without the prior written consent of Executive, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Foamex International Inc. is not the continuing entity or a sale or liquidation or other disposition of all or substantially all of the assets of Foamex International Inc., provided that the assignee or transferee is the successor to all or substantially all of the assets of Foamex International Inc. and assumes the liabilities, obligations and duties of Foamex International Inc. and Foamex L.P. (and to the extent applicable their respective subsidiaries and affiliates) under this Agreement. For the avoidance of doubt, “Company” shall include any successor entity to Foamex International Inc.; provided, however, upon any Change in Control, if such successor, transferee or assignee conducts businesses which were not conducted by the Company immediately prior to such transaction (“Other Businesses”), references to the Company and its affiliates or subsidiaries in Article IV of this Agreement shall not include such Other Businesses nor shall any reference to employees, agents, customers or suppliers include a reference to an employee, agent, customer or supplier of such successor entity unless such employee, agent, customer or supplier was also an employee, agent, customer or supplier of the Company immediately prior to such transaction. Any action taken by Foamex International Inc. under this Agreement shall be deemed to be an action by the Company.

(iii)   If Executive should die while any amount, benefit or entitlement would still be payable (or due) to Executive hereunder if he had continued to live, all such amounts, benefits and entitlements shall be paid or provided in accordance with the terms of this Agreement to Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive’s estate.

6.5    Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, or if sent by registered or certified mail, postage prepaid, with return receipt requested, or by a nationally recognized overnight courier addressed: (a) in the case of the Company to Foamex International Inc., Attention: General Counsel at the address of the Company’s headquarters at the time such notice is delivered, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to his then current home address as shown on the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given (which in the case of registered or certified mail or overnight courier, shall be the date acknowledgement of delivery is

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obtained by such service). Any notice given to Foamex International Inc. by Executive shall be deemed to be a notice to the Company for purposes of this Agreement.

6.6    Entire Agreement; Amendment. This Agreement shall be effective and binding on the parties as of the date first written above except as noted in this Agreement, this Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, including without limitation, the terms and conditions of Executive’s employment during the Term, and supersedes any and all prior agreements and understandings, whether written or oral, with respect to such subject matter. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto, specifically referencing the provision being so changed or modified.

6.7    Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.8    Headings. The Article and Section headings herein are for convenience of reference only do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.9    Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Pennsylvania without reference to the principles of conflict of laws.

6.10  Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to effectuate the purposes hereof.

6.11  Arbitration. Except for disputes with respect to Section 4.1(b), 4.2 or Section 4.3 hereof, any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions (each, a “Covered Claim”) shall be submitted to arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Each party will be responsible for his or its own legal fees and expenses in connection with any Covered Claim. Judgment upon any such arbitration award may be entered in any court of competent jurisdiction.

6.12  Section 409A. The parties agree that if, in addition to the cash severance specified in clauses 5.5(b)(i) and 5.5(c)(i), any payment or the provision of any amount, benefit or entitlement hereunder at the time specified in this Agreement would subject Executive to any additional tax or interest or penalties under Section 409A of the Internal Revenue Code of 1986, as amended and its implementing regulations or guidance (“Section 409A”), the payment or

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provision of such amount, benefit or entitlement shall be postponed to the earliest commencement date on which the payment or the provision of such amount, benefit or entitlement could be made without incurring such additional tax, interest or penalties (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would result in Executive being subject to the payment of interest, penalties or any additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest, penalties or additional tax under Section 409A, which amendment shall be reasonably determined in good faith by the Company and Executive.

6.13  Survivorship. The respective rights and obligations of the parties hereunder shall survive any expiration or termination of the Term of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

6.14  Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

6.15  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	Chief Executive Officer

FOAMEX L.P.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	Chief Executive Officer

EXECUTIVE

/s/ James B. Gamache

James B. Gamache

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